Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Chip Wochomurka	Andrew Cole/Delia Cannan
615-614-4493	Sard Verbinnen & Co.
chip.wochomurka@healthways.com	212-687-8080
healthways-svc@sardverb.com

Healthways Announces CEO Transition

Ben R. Leedle, Jr. Departs as Director, President and Chief Executive Officer;
 Alfred Lumsdaine to Serve as Interim CEO

NASHVILLE, Tenn. May 18, 2015 – Healthways, Inc. (NASDAQ: HWAY) ("Company"), the largest independent global provider of well-being improvement solutions, today announced that Ben R. Leedle, Jr. has stepped down as Director, President & Chief Executive Officer. The Healthways Board of Directors has appointed Alfred Lumsdaine, Executive Vice President & Chief Financial Officer, to serve as interim Chief Executive Officer until it selects a successor. The process to identify a permanent CEO will be led by the Board's Nominating and Governance Committee, which will consider both internal and external candidates.

"Ben is a pioneer in population health and has led Healthways' transformation into a leader in the industry," said Donato Tramuto, Healthways' Chairman. "On behalf of the entire Board, I sincerely thank Ben for his 30 years of dedication and commitment to Healthways and in particular for his 12 years of leadership as our CEO. We are confident in Alfred's ability to step in as interim CEO and lead the Company in delivering our well-being improvement services and maintaining our excellent customer relationships as we conduct a search for a replacement."

Mr. Leedle commented, "I am proud to have overseen Healthways transition from a disease management business to the acknowledged leader in total population health management. I am thankful to each and every colleague for their support, dedication and excellence."

Mr. Lumsdaine said, "I am honored to serve as interim CEO and lead this exceptional company. I look forward to working closely with the Board and senior leadership team as we continue to deepen and broaden our relationships with customers and partners, while delivering our comprehensive solutions at the highest level of quality."

The Board also today reaffirmed its commitment to the Company's growth strategy, as previously stated on March 30, 2015. Mr. Tramuto said, "The Board has unanimously determined that continuing to focus on the Company's growth plan provides the best opportunity to enhance value for our stockholders."

Alfred Lumsdaine Biography
Alfred Lumsdaine joined Healthways, Inc. in 2002 and became Chief Financial Officer in 2011. Previously he served as Controller and Chief Accounting Officer. Prior to joining Healthways, Mr. Lumsdaine held the position of Treasurer and Controller for Logisco, Inc., which followed senior level financial positions with Beverly Rehabilitation (a Division of Beverly Enterprises) and Theraphysics. Mr. Lumsdaine started his career with the Nashville office of Ernst & Young, spending over 8 years in the external audit practice, primarily focused on the healthcare industry.

Forward Looking Statements
This press release contains forward-looking statements, which are based upon current expectations, involve a number of risks and uncertainties and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Board of Directors search for a replacement Chief Executive Officer and pursuit of its strategic plan. Those forward-looking statements are subject to certain risks and uncertainties, including, but not limited to those risks detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Healthways
Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. Healthways provides highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 68 million people on four continents. Learn more at www.healthways.com.